UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 31, 2022

 SELLAS Life Sciences Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Times Square, Suite 2503 New York, NY 10036
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 200-5278

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SLS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	Entry into a Material Definitive Agreement.

On March 31, 2022, SELLAS Life Sciences Group, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with SVB Securities LLC and Cantor Fitzgerald & Co., as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to an underwritten public offering of 4,629,630 shares (the “Underwritten Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and warrants (the “Warrants”, and together with the Underwritten Shares, the “Securities”) to purchase up to 4,629,630 shares of Common Stock. All of the Securities are being sold by the Company. The offering price to the public of the Underwritten Shares and accompanying Warrants is $5.40 per share and accompanying Warrant, and the Underwriters have agreed to purchase the Underwritten Shares and accompanying Warrants from the Company pursuant to the Underwriting Agreement at a price of $5.022 per share and accompanying Warrant. The Company expects to receive net proceeds from the offering of approximately $23.0 million, after deducting underwriting discounts and commissions and estimated offering expenses.

The Underwritten Shares and accompanying Warrants will be issued pursuant to the Company’s shelf registration statement on Form S-3 (Registration Statement No. 333-255318) that was previously filed with the Securities and Exchange Commission (the “Commission”) on April 16, 2021 and was declared effective on April 29, 2021 (the “Registration Statement”). A preliminary prospectus supplement relating to the offering has been filed with the Commission. The offering is expected to close on or about April 5, 2022, subject to the satisfaction of customary closing conditions.

A copy of the legal opinion and consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the validity of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The Underwriting Agreement provides for indemnification by the Underwriters of the Company, its directors and certain of its executive officers, and by the Company of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, and affords certain rights of contribution with respect thereto. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is attached as Exhibit 1.1 hereto and incorporated by reference herein.

The Warrants are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock and also upon any distributions for no consideration of assets to the Company’s stockholders. Each Warrant is exercisable at any time and from time to time after issuance. In the event of certain corporate transactions, the holders of the Warrants will be entitled to receive, upon exercise of the Warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such transaction. The Warrants do not entitle the holders thereof to any voting rights or any of the other rights or privileges to which holders of Common Stock are entitled. The foregoing summary of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by, the form of Warrant, which is filed herewith as Exhibit 4.1 and incorporated herein by reference.

In connection with the offering, certain information relating to Part II, Item 14 of the Registration Statement under the heading “Other Expenses of Issuance and Distribution” is being filed with this Current Report on Form 8-K to be incorporated by reference into the Registration Statement.

ITEM 8.01	Other Events.

On March 31, 2022, the Company issued a press release announcing the pricing of the underwritten public offering, a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated March 31, 2022, by and among the Company and SVB Securities LLC and Cantor Fitzgerald & Co., as representatives of the several underwriters named therein.

4.1	Form of Warrant

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (contained in Exhibit 5.1).

99.1	Information relating to Item 14 of the Registration Statement on Form S-3 (File No. 333-255318).

99.2	Press Release of SELLAS Life Sciences Group, Inc., dated March 31, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELLAS Life Sciences Group, Inc.

Date:	April 1, 2022	By:		/s/ Barbara A. Wood
			Name:	Barbara A. Wood
			Title:	Executive Vice President, General Counsel and Corporate Secretary